                                                                     EXHIBIT 2.1

                               STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (this "Agreement") is entered into as of February 19, 1998, among

GEOTECK INTERNATIONAL, INC., a Nevada corporation ("MSO Inc."), and

FRANZ EDER, resident of Germany,

being the holder of all the issued and outstanding capital stock of Marine Shuttle Operation AS, a Norwegian corporation ("MSO") ("MSO Stockholder").


                                     BACKGROUND:

     All of the issued and outstanding capital stock consisting of 999,000 shares of voting common stock, par value 1 NOK of MSO (the "MSO Stock") is owned by the MSO Stockholder.

     The MSO Stockholder has agreed to sell to MSO Inc. and MSO Inc. has agreed to purchase the MSO Stock from the MSO Stockholder on the terms and conditions set forth in this Agreement.

     In consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:


                                 STATEMENT OF TERMS:

                                     SECTION 1

                             PURCHASE AND SALE OF STOCK

     1.1 PURCHASE AND SALE OF STOCK. MSO Stockholder will sell to MSO Inc. and MSO Inc. will purchase from MSO Stockholder all of the MSO Stockholder's right, title and interest in the MSO Stock.

     1.2  CONSIDERATION; STOCK EXCHANGE.  At the Closing (as defined in Section
2.1 below), upon surrender of the certificates evidencing 999,000 shares of the MSO Stock duly endorsed for transfer to MSO Inc., MSO Inc. will cause 7,600,000 shares of the common voting stock, par value $0.001 of MSO Inc. (the "MSO Inc. Stock") (the "Consideration") to be issued to the MSO Stockholder pursuant to
Section 1.3 of this Agreement. As a result of the sale of the MSO Stock and the payment of the Consideration, MSO will be a wholly-owned subsidiary of MSO Inc.

     1.3 ISSUANCE OF MSO INC. STOCK TO STOCKHOLDERS. At the Closing, the Pooling Trustee (as defined in Section 2.2 lit. f below) will receive stock certificates evidencing shares which amount to an aggregate of 7,600,000 and being the number of shares of MSO Inc. for the MSO Stockholder.

     1.4 NO FURTHER OWNERSHIP RIGHTS IN MSO STOCK. The issuance of the 7,600,000 shares of MSO Inc. to be delivered to the Pooling Trustee at Closing will be deemed to have been given in full satisfaction of all rights pertaining to the MSO Stock.

     1.5 FINANCING. MSO Inc. will have executed with Berliner Freiverkehr AG an Underwriting Agreement on or before the Closing providing for to arrange on a best efforts basis a financing to MSO Inc. to be used to finance MSO in the amount of US$ 100,000,000 net of all costs, expenses, fees and commissions related to such financing through the issuance of 20,000,000 common shares of MSO Inc. pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act") (the "Financing").

     1.6 BRIDGE FINANCING. MSO Inc. provides a bridge financing to MSO up to US$ 1,500,000 payable in accordance with the need of capital of MSO mutually agree upon by MSO Inc. and MSO. The amounts paid to MSO shall be deducted from the amount of US$ 100,000,000 (as defined in Section 1.5 above).



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                                     SECTION 2

                            CLOSING; CLOSING CONDITIONS

     2.1 CLOSING. The parties to this Agreement will hold a closing (the "Closing") for the purpose of confirming the transactions contemplated by this Agreement at 10:00 am on March 27, 1998 or such other date and time mutually agreed upon by the parties. The Closing will be held at the offices of BESNER KREIFELS WEBER, Widenmayerstr. 41, 80538 Munich, Germany, or such other place mutually agreed upon by the parties. The date on which the Closing actually occurs is hereinafter referred to as the "Closing Date." At the Closing, the parties will execute and exchange the following documents, items, certificates and instruments described in this Section 2.

     2.2. CONDITIONS TO CLOSING OF MSO INC. MSO Inc.'s obligation to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the conditions set forth below and/or the delivery of all of the documents, items, certificates and instruments described below, all of which documents, items, certificates and instruments must be in form and substance satisfactory to MSO Inc., unless such condition is waived by MSO Inc. at the Closing. The Closing of the transactions contemplated by this Agreement will be deemed to mean a waiver of all conditions to Closing.

     (a) TRANSACTION DOCUMENTS. The MSO Stockholder will have executed this Agreement and delivered the shares of MSO stock as provided in Section 1.2 above.

     (b) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the MSO Stockholder set forth in this Agreement will be true, correct and complete in all respects as of the Closing Date, as though made on and as of the Closing Date. The MSO Stockholder will have given such representation and warranties as MSO Inc. or its counsel may reasonably require to assure compliance with applicable securities laws, including without limitation Regulation S promulgated under the U.S. Securities Act of 1933, as amended.

     (c) NO ACTION. No suit, action, or proceeding will be pending or threatened before any governmental or regulatory authority wherein an unfavorable judgment, order, decree, stipulation, injunction or charge would (1) prevent consummation of any of the transactions contemplated by this Agreement;
(2) cause any of the transactions contemplated by this Agreement to be rescinded fol-lowing consummation; or (3) adversely affect the right of MSO to own, operate or control the business or assets of MSO.

     (d) CONSENTS. MSO Inc. will have received duly executed copies of all third-party consents and approvals contemplated by this Agreement.

     (e) SHAREHOLDER APPROVAL. The acquisition of the shares of MSO as provided in this Agreement will have been approved by the shareholders of MSO Inc.

     (f) POOLING TRUST AGREEMENT. The MSO Stockholder will have executed a pooling trust agreement (the "Pooling Trust Agreement"), substantially acceptable to MSO Inc., with Dr. Hubert Besner or such other person or entity mutually agreed upon by the parties (the "Pooling Trustee") providing that the MSO Inc. shares making up the Purchase Price shall be held by the Pooling Trustee and not sold until released by the Pooling Trustee, that ten percent (10%) of such MSO Inc. shares shall be released on July 1, 1999, that an additional thirty percent (30%) of such shares shall be released on July 1, 2000, , that an additional thirty percent (30%) of such shares shall be released on July 1, 2001 and that the remainder of such shares shall be released on July 1, 2002.

     (g) NO MATERIAL ADVERSE CHANGE. Since December 31, 1997, no MSO Material Adverse Effect will have occurred.

     (h) OPINION OF COUNSEL. The MSO Stockholder will furnish MSO Inc. with an opinion, dated the Closing Date, of its counsel satisfactory in form and substance to MSO Inc. and its counsel.

     (i) FINANCING. MSO Inc. and Berliner Freiverkehr AG will have executed an Underwriting Agreement providing for to arrange a financing as set forth in
Section 1.5 above.

     (j) LICENSE AGREEMENT. MSO and Offshore Shuttle AS, a Norwegian corporation ("OSAS"), will have executed a Head License Agreement providing for an exclusive License for MSO to build and operate five Offshore Shuttles and based on the Letter of Intent as of February 19, 1998 (a copy is attached to this agreement in Disclosure Schedule 3.10).

     (k) ACQUISITION OF MAJOR INTEREST IN OSAS. MSO Inc. and stockholders of OSAS will have executed Stock Purchase Agreements providing for the Purchase and Transfer of at least 51% of all of the issued and outstanding shares of OSAS and which will be closed simultaneously.

     (l) DUE DILIGENCE REVIEW. MSO Inc. will be satisfied in all respects with its due diligence investigation of MSO.

     2.3 CONDITIONS TO CLOSING OF THE MSO STOCKHOLDER. The MSO Stockholder's obligation to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the conditions set forth below and/or the delivery of all of the documents, items, certificates and instruments described below, all of which documents, items, certificates and instruments must be in form and substance satisfactory to the MSO Stockholder, unless such condition is waived by the MSO Stockholder at the Closing. The Closing of the transactions contemplated by this Agreement will be deemed to mean a waiver of all conditions to Closing.

     (a) TRANSACTION DOCUMENTS. MSO Inc. will have executed this Agreement and delivered the shares of MSO Inc. as provided in Section 1.3 above.

     (b) REPRESENTATIONS AND WARRANTIES. The representations and warranties of MSO Inc. set forth in this Agreement will be true, correct and complete in all respects as of the Closing Date, as though made on and as of the Closing Date.

     (c) NO ACTION. No suit, action, or proceeding will be pending or threatened before any governmental or regulatory authority wherein an unfavorable judgment, order, decree, stipulation, injunction or charge would (1) prevent consummation of any of the transactions contemplated by this Agreement;
(2) cause any of the transactions contemplated by this Agreement to be rescinded following consummation; or (3) adversely affect the right of MSO Inc. to own, operate or control the business or assets of MSO Inc.

     (d) POOLING TRUST AGREEMENT. The MSO Stockholder will have executed a pooling trust agreement (the "Pooling Trust Agreement"), substantially acceptable to MSO Inc., with Dr. Hubert Besner or such other person or entity mutually agreed upon by the parties (the "Pooling Trustee") providing that the MSO Inc. shares making up the Purchase Price shall be held by the Pooling Trustee and not sold until released by the Pooling Trustee, that ten percent (10%) of such MSO Inc. shares shall be released on July 1, 1999, that an additional thirty percent (30%) of such shares shall be released on July 1, 2000, , that an additional thirty percent (30%) of such shares shall be released on July 1, 2001 and that the remainder of such shares shall be released on July 1, 2002.

     (e) OPINION OF COUNSEL. MSO Inc. will furnish the MSO Stockholder with an opinion, dated the Closing Date, of its counsel, in form and substance satisfactory to the MSO Stockholder and its counsel.

     (f) COPIES OF RESOLUTIONS. MSO Inc. will have furnished the MSO Stockholder with certified copies of resolutions duly adopted by the Board of Directors and the shareholders of MSO Inc. approving the execution and delivery of this Agreement and the other documents to be executed and delivered in connection with this Agreement and consummation of the transactions contemplated hereby and thereby.

     (g) FINANCING. MSO Inc. and Berliner Freiverkehr AG will have executed an Underwriting Agreement providing for to arrange a financing as set forth in
Section 1.5 above.

     (h) LICENSE AGREEMENT. MSO and OSAS will have executed a Head License Agreement providing for an exclusive License for MSO to build and operate five Offshore Shuttles and based on the Letter of Intent as of February 19, 1998 (a copy is attached to this agreement in Disclosure Schedule 3.10).

     (i) ACQUISITION OF MAJOR INTEREST IN OSAS. MSO Inc. and stockholders of OSAS will have executed Stock Purchase Agreements providing for the Purchase and Transfer of at least 51% of all of the issued and outstanding shares of OSAS and which will be closed simultaneously.

     (j) DUE DILIGENCE REVIEW. The MSO Stockholder will be satisfied in all respects with its due diligence investigation of MSO Inc.

     2.4  Directors and Officers

     (a) DIRECTORS AND OFFICERS OF MSO INC. Effective immediately after the Closing, any person other than those listed below who are directors or officers of MSO Inc. on the Closing will immediately elect or confirm the election of the following individuals as directors of MSO Inc. (the "New Directors") and resign:


               Franz Eder
               One person to be named by MSO Stockholder prior to the Closing One person to be named by MSO Inc. prior to the Closing

Immediately thereafter, the New Directors will appoint or confirm the appointment of the following individuals as officers of MSO Inc.:

               Franz Eder, Chairman, President and Chief Executive Officer One person each named by MSO Inc. as Vice President and Secretary/Treasurer

     (b) Board of Directors of MSO. Following the Closing, Sverre Hansen, Stephen Adshead and Franz Eder shall remain the members of the Board of Directors of MSO; provided that prior to the Closing, MSO Inc. may designate one person to serve as a member of the Board of Directors.


                                     SECTION 3

               REPRESENTATIONS AND WARRANTIES OF THE MSO STOCKHOLDER

     The MSO Stockholder represents and warrants to MSO Inc.:

     3.1 CORPORATE ORGANIZATION AND GOOD STANDING. MSO is a corporation duly organized, validly existing and in good standing under the laws of Norway, with all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted. MSO is qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership or leasing of property by it or the conduct of its business requires such licensing or qualification, except where the failure to be so qualified or licensed or in good standing will not have a MSO Material Adverse Effect. MSO has no subsidiaries. For purposes of this Agreement, "MSO Material Adverse Effect" means any materially adverse change in or effect on the business, operations, properties, assets, liabilities, financial condition, results of operations or prospects of MSO or its ability to carry out its obligations under this Agreement, but does not mean any losses, adverse developments or other conditions suffered by MSO arising from normal operations or market, political or economic conditions affecting the Offshore industry as a whole.

     3.2 DUE EXECUTION; ENFORCEABILITY. This Agreement has been, and all other documents, agreements and instruments to be executed in connection with the consummation of the transactions contemplated by this Agreement (collectively, the "MSO Transaction Documents") will be, duly executed and delivered by the MSO Stockholder and this Agreement is, and the other MSO Transaction Documents when executed and delivered by the MSO Stockholder as contemplated by this Agreement will be, the valid and binding obligation of the MSO Stockholder enforceable in accordance with their respective terms, except (1) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, and (2) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

     3.3 CAPITALIZATION. The entire authorized capital stock and other equity securities of MSO consists of 999,000 shares of 1 NOK par value stock (the "MSO Shares") all of which shares are issued and outstanding. All of the issued and outstanding MSO Shares have been duly authorized, are validly issued, were not issued in violation of any preemptive rights and are fully paid and nonassessable, are not subject to preemptive rights and were issued in full compliance with all federal, state and local laws, rules and regulations. The MSO Stockholder owns beneficially and of record all of the shares of MSO Shares issued to such Stockholder as set forth on the MSO share transfer ledger. There are no outstanding options, warrants, subscriptions, conversion rights, or other rights, agreements, or commitments obligating MSO to issue any additional MSO Shares, or any other securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire from MSO any MSO Shares. There are no agreements purporting to restrict the transfer of the MSO Shares, no voting agreements, voting trusts, or other arrangements restricting or affecting the voting of the MSO Shares.

     3.4 TITLE TO MSO STOCK. The MSO Stock is lawfully owned by the MSO Stockholder free of preemptive rights and free and clear of all claims, liens, charges, security interest, encumbrances and other restrictions or limitations of any kind. The MSO Stockholder has the full power, right, and authority to transfer the MSO Stock held by him pursuant to this Agreement.

     3.5  FINANCIAL STATEMENTS.  Attached to this Agreement as Disclosure
Schedule 3.5 are true, correct, and complete copies of (i) an unaudited MSO Balance sheet as of December 31, 1997, and (ii) an unaudited MSO Income Statement for the period ending December 31, 1997 (collectively, the "MSO Financial Statements"). The MSO Financial Statements (a) are in accordance with the books and records of MSO and (b) present fairly the financial condition of MSO as of the respective dates indicated and the results of operations for such periods. MSO has not received any advice or notification from its independent certified public accountants that MSO has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the MSO Financial Statements or the books and records of MSO, any properties, assets, liabilities, revenues, or expenses. The books, records, and accounts of MSO accurately and fairly reflect, in reasonable detail, the transactions, assets, and liabilities of MSO. MSO has not engaged in any transaction, maintained any bank account, or used any funds of MSO, except for transactions, bank accounts, and funds which have been and are reflected in the normally maintained books and records of MSO.

     3.6 ABSENCE OF CERTAIN CHANGES. Since the date of the MSO Reference Balance Sheet, except as set forth in Disclosure Schedule 3.6, MSO has not suffered any MSO Material Adverse Effect.

     3.7 FILINGS, CONSENTS AND APPROVALS. Except for any filings required by applicable securities laws and as otherwise set forth on Disclosure Schedule 3.7, no filing or registration with, no notice to and no permit, authorization, consent, or approval of any public or governmental body or authority or any other person or entity is necessary for the consummation by the MSO Stockholder of the transactions contemplated by this Agreement or to enable MSO to continue to conduct its business after the Closing Date in a manner consistent with that in which it is presently conducted.

     3.8 NONCONTRAVENTION. Neither the execution, delivery and performance of the MSO Transaction Documents, nor the consummation of the transactions contemplated thereby nor compliance with the provisions thereof, will:



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          (1)  Except as set forth in Disclosure Schedule 3.8, conflict with, result in a violation of, cause a default under (with or without notice, lapse of time or both) or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties or assets of MSO under any term, condition or provision of any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to MSO or its properties or assets;

          (2) Violate any provision of the articles of incorporation or bylaws of MSO; or

          (3) Violate any order, writ, injunction, decree, statute, rule, or regulation of any court or governmental or regulatory authority applicable to MSO or any of its properties or assets.

     3.9 LITIGATION. There is no claim, charge, arbitration, grievance, action, suit, investigation or proceeding by or before any court, arbiter, administrative agency or other governmental authority now pending or, to the MSO Stockholder's knowledge, threatened against MSO or which involves any of the business, or the properties or assets of MSO that, if adversely resolved or determined, would have a MSO Material Adverse Effect. There is no reasonable basis for any claim or action that, based upon the likelihood of its being asserted and its success if asserted, would have a MSO Material Adverse Effect.

     3.10 MATERIAL CONTRACTS AND TRANSACTIONS. Disclosure Schedule 3.10 contains copies of all material contracts, agreements, licenses, leases for real property or personal property, permit, arrangements, commitments, instruments, understanding or contracts, whether written or oral, express or implied, contingent, fixed or otherwise, to which MSO is a party (collectively, the "MSO Contracts"). Except as shown on Disclosure Schedule 3.10, MSO is not a party to any written or oral:

          (1) contract for the purchase, sale or lease of any material capital assets, or continuing contracts for the purchase or lease of any material supplies, materials, equipment or services;

          (2) agreement to pay material commissions or sales representative agreements;

          (3) agreement for the employment or consultancy or any person or entity except those routinely entered into with employees and contracts with members of the Board of Directors and Officers of MSO;

          (4) note, debenture, bond, trust agreement, letter of credit agreement, loan agreement, or other contract or commitment for the borrowing or lending of money, or agreement or arrangement for a line of credit or guarantee, pledge, or undertaking of the indebtedness of any other person;

          (5) agreement, contract, or commitment for any charitable or political contribution;

          (6) agreement, contract, or commitment limiting or restraining MSO in its business or any successor thereto from engaging or competing in any manner or in any business or from hiring any employees, nor, to the Stockholders' knowledge, is any employee or independent contractor of MSO subject to any such agreement, contract, or commitment;

          (7) material agreement, contract, or commitment not made in the ordinary course of business;

          (8) agreement establishing or providing for any joint venture, partnership, or similar arrangement between MSO and any other person or entity; or

          (9)  power of attorney or similar authority to act for MSO.

Each MSO Contract is in full force and effect, and there exists no material breach or violation of or default by MSO under any MSO Contract nor, to the Stockholder's knowledge, by any other party to a MSO Contract, or any event that with notice or the lapse of time, or both, will create a material breach or violation thereof or default under any MSO Contract by MSO nor, to the Stockholder's knowledge, by any other party to a MSO Contract. Except as set forth on Disclosure Schedule 3.10, the continuation, validity, and effectiveness of each MSO Contract will in no way be affected by this Agreement. Except as indicated on Disclosure Schedule 3.10, there exists no actual or, to the Stockholder's knowledge, any threatened termination, cancellation, or limitation of, or any amendment, modification, or change to any MSO Contract, which would have a MSO Material Adverse Effect. A true, correct and complete copy (and if oral, a description of material terms) of each MSO Contract, as amended to date, is contained in Disclosure Schedule 3.10.

     3.11. Real Property and Real Property Leases. MSO does not own any real property. Disclosure Schedule 3.11 sets forth the name, parties, and date of each lease and sublease of real property that is occupied by MSO ("MSO Leases"), and the address of each parcel of leased real property and a list of all amendments to such MSO Leases. Each MSO Lease is in full force and effect and there is no default asserted thereunder by any party thereto and, to the Stockholders' knowledge, there are no unasserted defaults (including any events which with the passage of time or giving of notice or both would constitute a default). True, correct and complete copies of all the MSO Leases, as amended to date, have been delivered to MSO Inc. MSO has not been notified that the use and operation of any of the real properties leased by MSO does not conform to applicable building, zoning, safety, environmental, and other laws, ordinances, regulations, codes, permits, licenses, and certificates and all restrictions and conditions affecting title, except where the failure to conform would not have an MSO Material Adverse Effect.

     3.12 Personal Property and Personal Property Leases. Except as set forth on Disclosure Schedule 3.12, MSO owns or leases the use of, all material equipment, furniture, fixtures and other material tangible personal property and assets necessary for the continued operation of the business of MSO as presently conducted and where the absence of such property and assets would have a MSO Material Adverse Effect. All of such personal properties are in good operating condition (normal wear and tear excepted), and are reasonably fit for the purposes for which the such personal property is presently used.

     3.13 Compliance with Law. MSO holds and is in compliance with all permits, certificates, licenses, approvals, registrations and authorizations necessary for the conduct of its business or the ownership of its properties or assets, except where the failure to hold or comply could not have a MSO Material Adverse Effect, and all of such permits, certificates, licenses, approvals, registrations, and authorizations are in full force and effect. MSO is in compliance with all applicable laws, stat-utes, ordinances, rules and regulations (including without limitation those relating to environmental protection, occupational safety and health, and equal employment practices) and all orders, judgments and decrees, except where the failure to comply would not have a MSO Material Adverse Effect.

     3.14 TAXES. Except as set forth in Disclosure Schedule 3.14, MSO has timely filed with the appropriate taxing authorities all returns required to be filed on or prior to the date hereof in respect of all taxes of MSO, and has paid all such taxes, including interest, penalties, and additions in connection therewith shown to have become due on such returns or for which a notice of assessment or demand for payment has been received. All such returns have been prepared in accordance with all applicable laws and requirements. Any accruals for such taxes reflected in the MSO Reference Balance Sheet are sufficient to satisfy the accrued liability for such taxes as of the date of the MSO Reference Balance Sheet. No material tax issues have been raised by the competent tax authorities in connection with any of the tax returns referred to above, and no waivers of statutes of limitations or extensions of time within which to file any tax return or with respect to a tax assessment or deficiency have been given or requested with respect to MSO.

     3.15 LABOR RELATIONS. None of MSO's employees is represented by any union or other labor organization in regard to its employment by MSO. There is no unfair labor practice charge or other labor related grievance pending or, to the Stockholders' knowledge, threatened against MSO that might have a MSO Material Adverse Effect.

     3.16 PENSION AND EMPLOYEE BENEFIT PLANS AND COMPENSATION. MSO maintains no employee pension benefit plans, welfare benefit plans, bonus, stock purchase, stock ownership, stock option, deferred compensation, incentive, severance, termination or other compensation plan or arrangement, and other material employee fringe benefit plans. No salary or other payment due to the Stockholder remains unpaid by MSO and the salaries have been completely paid for past services rendered to MSO, other than current unpaid salary and current business expenses not to exceed 200,000 NOK in the aggregate to be paid or reimbursed by MSO in the ordinary course of business.

     3.17 OTHER INTELLECTUAL PROPERTY. MSO has no registered or unregistered, foreign or Norwegian trademarks, trade names, trade styles, and service marks and copyrights; trade secrets or know-how, except as listed on Disclosure
Schedule 3.17.

     3.18 INSURANCE. Set forth in Disclosure Schedule 3.18 is a list of all insurance policies that relate to MSO's business. The coverage under each such policy is in full force and effect, and no notice of cancellation or non renewal with respect to, or disallowance of any claim under, any such policy has been received by MSO. The Stockholders have no knowledge of any facts or the occurrence of any event that reasonably might form the basis of any claim against MSO relating to its business or operations or any of its assets or properties covered by any of such policy that may materially increase the insurance premiums payable under any such policy

     3.19 AFFILIATE TRANSACTIONS. Except as disclosed in Disclosure Schedule 3.19, no officer, director, stockholder or affiliate of MSO provides any assets, services or facilities used or held for use in connection with MSO's business and MSO does not provide or cause to be provided any assets, services or facilities to any such officer, director, stockholder or affiliate.

     3.20 CORRECTNESS OF REPRESENTATIONS. No representation or warranty of MSO Stockholder in this Agreement or in any exhibit, certificate, or schedule attached to this Agreement or furnished pursuant to this Agreement contains, or at the Closing Date will contain, any untrue statement of fact or omits, or at the Closing Time will omit, to state any material fact necessary in order to make the statements contained therein not misleading, and all such statements, representations, warranties, exhibits, certificates, and schedules shall be true and complete in all material respects on and as of the Closing Time as though made on that date.


                                     SECTION 4

                           REPRESENTATIONS AND WARRANTIES

                                    OF MSO INC.

     MSO Inc. represents and warrants to the MSO Stockholder as follows:

     4.1 ORGANIZATION AND GOOD STANDING. MSO Inc. is a corporation duly organized, validly existing and in good standing under the laws of Nevada and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. MSO Inc. has no validly existing subsidiaries.

     4.2 CAPITAL STRUCTURE. The entire authorized capital stock and other equity securities of MSO Inc. consists of 40,000,000 shares of $0.001 par value common stock of which 20,020,000 shares are issued and outstanding. All of the issued and outstanding shares of MSO Inc. Stock have been duly authorized, are validly issued fully paid and nonassessable and, are not subject to preemptive rights. Disclosure Schedule 4.2 sets forth the percentage holdings of the Stockholders in MSO Inc. after giving effect to the transactions contemplated by this Agreement and certain proposed issuances of MSO Inc. Stock.

     4.3 AUTHORITY. MSO Inc. has all requisite corporate power and authority to enter into this Agreement and the Transaction Documents to which it is a party and to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery of this Agreement and each of the Transaction Documents to which it is a party by MSO Inc. and the consummation by MSO Inc. of the transactions contemplated thereby, have been duly authorized by the board of directors of MSO Inc. and no other corporate proceedings on the part of MSO Inc. are necessary to authorize such documents or to consummate the transactions contemplated thereby. This Agreement has been, and all the other Transaction Documents to which it is a party when executed and delivered by MSO Inc. as contemplated by this Agreement will be, duly executed and delivered by MSO Inc. and this Agreement is, and the other Transaction Documents when executed and delivered by MSO Inc. as contemplated hereby will be, the valid and binding obligation of MSO Inc. enforceable in accordance with their respective terms, except (1) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, and (2) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

     4.4  FINANCIAL STATEMENTS. Attached to this Agreement as Disclosure
Schedule 4.4 are true, correct, and complete copies of (i) unaudited MSO Inc. Balance Sheet as of December 31, 1997; and (ii) unaudited MSO Inc. Statement of Operations for the period ending December 31, 1997, (collectively, the "MSO Inc. Financial Statements"). The MSO Inc. Financial Statements are in accordance with the books and records of MSO Inc. and present fairly the financial condition of MSO Inc. as of the respective dates indicated and the results of operations for such periods. MSO Inc. has not received any advice or notification from its independent certified public accountants that MSO Inc. has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the MSO Inc. Financial Statements or the books and records of MSO Inc., any properties, assets, liabilities, revenues, or expenses. The books, records, and accounts of MSO Inc. accurately and fairly reflect, in reasonable detail, the transactions, assets, and liabilities of MSO Inc. MSO Inc. has not engaged in any transaction, maintained any bank account, or used any funds of MSO Inc., except for transactions, bank accounts, and funds which have been and are reflected in the normally maintained books and records of MSO Inc.

     4.5 NONCONTRAVENTION. Neither the execution, delivery and performance of the Transaction Documents, nor the consummation of the transactions contemplated thereby nor compliance with the provisions thereof, will:

          (1) Conflict with, result in a violation of, cause a default under (with or without notice, lapse of time or both) or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties or assets of MSO Inc. under any term, condition or provision of any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to MSO Inc. or its material properties or assets;

          (2) Violate any provision of the articles or certificate of incorporation or by-laws of MSO Inc.; or

          (3) Violate any order, writ, injunction, decree, statute, rule, or regula tion of any court or governmental or regulatory authority applicable to MSO Inc. or any of its properties or assets.

     4.6 LITIGATION. There is no claim, charge, arbitration, grievance, action, suit, investigation or proceeding by or before any court, arbiter, administrative agency or other governmental authority now pending or, to MSO Inc.'s knowledge, threatened against MSO Inc., or which involves any of the business, or the properties or assets of MSO Inc. that, if adversely resolved or determined, would have a material adverse effect on MSO Inc. There is no reasonable basis for any claim or action that, based upon the likelihood of its being asserted and its success if asserted, would have a material adverse effect.

     4.7 FILINGS, CONSENTS AND APPROVALS. Except for any filings required by applicable securities laws, no filing or registration with, no notice to and no permit, authorization, consent, or approval of any public or governmental body or authority or other person or entity is necessary for the consummation by MSO Inc. of the transactions contemplated by this Agreement or to enable MSO Inc. to continue to conduct its business after the Closing Date in a manner which is con sis tent with that in which it is presently conducted.


                                     SECTION 5

                            SURVIVAL AND INDEMNIFICATION

     5.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations, warranties and covenants made by the parties shall survive the Closing for a period of six (6) months from the Closing Date.

     5.2 INDEMNIFICATION BY MSO STOCKHOLDER. The MSO Stockholder agrees to indemnify MSO Inc. and its officers, directors, shareholders, employees, agents and affiliates (other than the Stockholders themselves) in respect of, and hold each of them harmless from and against, any and all damages, fines, fees, penalties, deficiencies, losses and expenses (including without limitation interest, court costs, fees of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment) suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to any misrepresentation, breach of warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of the MSO Stockholder contained in this Agreement.

     5.3 INDEMNIFICATION BY MSO INC. MSO Inc. agrees to indemnify the MSO Stockholder in respect of, and hold him harmless from and against, any and all damages, fines, fees, penalties, deficiencies, losses and expenses (including without limitation interest, court costs, fees of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment) suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to any misrepresentation, breach of warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of MSO Inc. contained in this Agreement.

     5.4 PROCEDURES FOR INDEMNIFICATION FOR THIRD PARTY CLAIMS. Whenever indemnification is sought under this Section 5 in connection with a claim or demand brought by a third party, the party seeking indemnification (the "Indemnitee") will promptly notify the party from whom indemnification is sought (the "Indemnitor"), specifying the nature of such claims, the amount or estimated amount of such claim and attaching copies of all relevant information concerning the underlying claim of liability. Within ten days of receipt of such notice, the Indemnitor will notify the Indemnitee promptly whether it disputes its indemnification obligation. If the indemnification obligation is not so disputed, the Indemnitor, at the option of the Indemnitee, will, at the Indemnitor's cost and expense, defend any such claim. If the Indemnitee so elects for the Indemnitor to defend any claim, the Indemnitor will have full control over the conduct of such proceeding, although the Indemnitee will have the right to retain legal counsel at its own expense and will have the right to approve any settlement of any claim, provided that such approval may not be withheld unreasonably. If the Indemnitee does not elect for the Indemnitor to assume the defense of such claim, the Indemnitee will have the right to defend the claim at the reasonable cost and expense of the Indemnitor. The Indemnitor will not be obligated to indemnify the Indemnitee with respect to such third party claim to the extent that the Indemnitor's ability to defend has been irreparably prejudiced by the failure or delay of the Indemnitee to give Indemnitor the notice required by this Section 5.4 Any dispute of an indemnification obligation under this Agreement may be resolved by litigation in a court of competent jurisdiction.

     5.5 PROCEDURES FOR INDEMNIFICATION FOR NON-THIRD PARTY CLAIMS. If any Indemnitee has a claim under Section 5 against any Indemnitor that does not involve a third party claim as described in Section 5.4 above, the Indemnitee will promptly notify the Indemnitor of such claim, specifying the nature of such claim and the amount of any loss incurred by the Indemnitee. The failure by any Indemnitee to give such notice will not impair such party's rights under this Agreement except to the extent that the Indemnitor demonstrates that it has been irreparably prejudiced thereby. If the Indemnitor notifies the Indemnitee that it does not dispute the claim described in such notice or fails to notify the Indemnitee within 30 days its receipt of such notice, the loss in the amount specified in the notice will be conclusively deemed a liability of the Indemnitor under Section 5 and the Indemnitor will pay the amount of such loss to the Indemnitee on demand. If the Indemnitor has timely disputed its liability with respect to such claim, the Indemnitor and the Indemnitee will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within 60 days after the Indemnitor's receipt of the initial claim notice, such dispute may be resolved by litigation in a court of competent jurisdiction.

     5.6 INDEMNIFICATION FOR FEES AND COMMISSIONS. Each party to this Agreement is responsible for paying any broker, finder or investment banker that is entitled to receive any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such party and indemnifies and holds harmless the other parties from any such fees or commissions.


                                     SECTION 6

                              MISCELLANEOUS PROVISIONS

     6.1 EFFECTIVENESS OF REPRESENTATIONS. Each party is entitled to rely on the representations, warranties and agreements of each of the other parties and all such representation, warranties and agreement will be effective regardless of any investigation that any party has undertaken or failed to undertake.

     6.2 TERMINATION. This Agreement may be terminated at any time prior to the Closing of the transactions contemplated hereby by:

          (a)  Mutual agreement of MSO Inc. and MSO Stockholder;

          (b) MSO Inc., if there has been a breach by MSO Stockholder of any material representation, warranty, covenant or agreement set forth in this Agreement on the part of MSO Stockholder that is not cured, to the reasonable satisfaction of MSO Inc., within ten business days after notice of such breach is given by MSO Inc. (except that no cure period will be provided for a breach by MSO Stockholder that by its nature cannot be cured);

          (c) MSO Stockholder, if there has been a breach by MSO Inc. of any material representation, warranty, covenant or agreement set forth in this Agreement on the part of MSO Inc. that is not cured by the breaching party, to the reasonable satisfaction of MSO

     Stockholders, within ten business days after notice of such breach is given by MSO Stockholder (except that no cure period will be provided for a breach by MSO Inc. that by its nature cannot be cured);

          (d) MSO Inc. or MSO Stockholder, if the transactions contemplated by this Agreement has not been consummated prior to August 31, 1998, unless the parties agree to extend such date; or

          (e) MSO Inc. or MSO Stockholder if any permanent injunction or other order of a governmental entity of competent authority preventing the consummation of the transactions contemplated by this Agreement has become final and nonappealable.

     6.3 EFFECT OF TERMINATION. In the event of the termination of this Agreement as provided in Section 6.2, this Agreement will be of no further force or effect, provided, however, that no termination of this Agreement will relieve any party of liability for any breaches of this Agreement that are based on a wrongful refusal or failure to perform any obligations. Upon termination of this Agreement, each party will, upon request, destroy all documents, work papers and other materials of the other parties relating to the transaction contemplated by this Agreement, whether obtained before or after execution of this Agreement.

     6.4 FURTHER ASSURANCES. Each of the parties hereto will cooperate with the other and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence, and confirm the intended purposes of this Agreement.

     6.5 EXPENSES. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel, and accountants. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

     6.6 PUBLIC ANNOUNCEMENTS. Any public announcement or similar publicity with respect to this Agreement or the transactions contemplated hereby will be issued, if at all, at such time and in such manner as MSO Inc. and the MSO Stockholder mutually determine. Unless consented to by MSO Inc. in advance or required by law, prior to the Closing MSO Stockholder will keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any person or entity. MSO Stockholder and MSO Inc. will consult with each other concerning the means by which the MSO's employees, customers, and suppliers and others having dealings with the MSO will be informed of the transactions contemplated by this Agreement, and MSO Inc. will have the right to be present for any such communication.

     6.7 CONFIDENTIALITY. Between the date of this Agreement and the Closing Date, MSO Inc., the MSO Stockholder will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of MSO Inc. and MSO to maintain in confidence, and not use to the detriment of another party or MSO any written, oral, or other information obtained in confidence from another party or MSO in connection with this Agreement or the transactions contemplated hereby, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereby, or (c) the furnishing or use of such information is required by legal proceedings. If the Closing is not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

     6.8 AMENDMENT. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     6.9 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement and (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in a written instrument and signed by the party granting such extension or waiver.

     6.10 ENTIRE AGREEMENT. This Agreement, the Exhibits, Schedules attached hereto and the other Transaction Documents contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior arrangements and understandings, both written and oral, expressed or implied, with respect thereto. The Offer to Purchase between Geoteck International, Inc., (now, MSO Inc.) and the MSO Stockholder dated January, 1998 is expressly superseded and terminated by this Agreement.

     6.11 SEVERABILITY. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, will be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it will, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

     6.12 NOTICES. All notices and other communications required or permitted under to this Agreement must be in writing and will be deemed given if sent by personal delivery, fax with electronic confirmation of delivery, internationally-recognized overnight courier company that is able to provide proof or receipt of delivery, or registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as may be specified by like notice):

     If to MSO Stockholder:        Marine Shuttle Operation AS
                                   Attention: Mr. Franz Eder
                                   Luramyrveien 23, 4300 Sandnes, Norway
                                   Tel: 47-51-63 88 00
                                   Fax: 47-51-63 16 20

     With a copy to:               BESNER KREIFELS WEBER
                                   Attention: Dr. Hubert Besner

                                   Widenmayerstr. 41, 80538 Munich, Germany
                                   Tel: 49-89-21 99 92 0
                                   Fax: 49-89-21 99 92 33

     If to MSO Inc.:               Geoteck International, Inc,
                                   Attention: Mr. Iqbal Akram
                                   1177 West Hastings Street, Suite 1818
                                   Vancouver, B. C. V6E 2K3
                                   Tel: 604-683-9161
                                   Fax: 604-687-6755

With a copy to:                    Walker & Breslow
                                   Attention Mr. Howard Breslow, Esq.
                                   767 Third Avenue
                                   New York, NY 10017
                                   Tel: 212-832-1930
                                   Fax: 212-888-4955

     All such notices and other communications will be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of a fax, when the party sending such fax has received electronic confirmation of its delivery, (c) in the case of delivery by internationally-recognized overnight courier, on the business day following dispatch and (d) in the case of mailing, on the third business day following mailing.

     6.13 HEADINGS. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

     6.14 BENEFITS. None of the provisions of this Agreement is or will be construed as for the benefit of or enforceable by any person not a party to this Agreement.

     6.15 ASSIGNMENT. This Agreement may not be assigned by any party, by operation of law or otherwise.

     6.16 GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of Nevada applicable to contracts made and to be performed therein, without regard to conflicts of laws principles.

     6.17 CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Any reference to any federal, state, local, or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The parties intend that each representation, warranty, and covenant contained herein will have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached will not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

     6.18 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     6.19 FAX EXECUTION. This Agreement may be executed by delivery of executed signature pages by fax and such fax execution will be effective for all purposes.

                            [SIGNATURES ON FOLLOWING PAGE]

     EXECUTED on February 19, 1998.


Geoteck International, Inc.


By:
   ----------------------------
   Name: Mr. Iqbal Akram
   Title: Vice President



-------------------------------
Franz Eder